Exhibit 99.1

This news release contains forward-looking statements, including those regarding Jabil’s Board of Directors. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes to differ materially. These risks and uncertainties include, but are not limited to: such factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL ANNOUNCES CHANGES TO BOARD OF DIRECTORS

St. Petersburg, FL — July 22, 2009 - Jabil Circuit, Inc. (NYSE: JBL) today announced that its Board of Directors has accepted Laurence S. Grafstein’s resignation as a director and has appointed David M. Stout to serve as a member of the Board.

Grafstein was recently named managing director and co-head of U.S. mergers and acquisitions for the investment banking firm of Rothschild, Inc. Per Jabil’s corporate governance guidelines, Grafstein submitted his resignation in connection with his change in employment. “Unfortunately, Larry’s new responsibilities, combined with the broadening time requirements of the Jabil board, make it impractical for him to remain on the board. We thank Larry for his significant contributions over the past seven years. He has offered invaluable counsel to the company through his participation on the compensation committee, as well as our nominating and corporate governance committee,” said Jabil’s Chairman of the Board, William D. Morean. Grafstein has served as a Jabil director since April 2002. Grafstein’s resignation is effective at the end of the Jabil’s current fiscal year, August 31, 2009.

Upon the recommendation of the Jabil Board of Directors’ nominating and corporate governance committee, David M. Stout was appointed to serve as a member of Jabil’s board, effective September 1, 2009. Stout has not yet been named to any of the board’s committees.

A top-level pharmaceutical executive nationally and internationally for the past 30 years, David M. Stout is currently retired. Stout was most recently president of pharmaceutical operations for GlaxoSmithKline Pharmaceuticals. In this capacity, Stout led global commercial activities, global manufacturing and all vaccine-related activities, including research and development. Prior to his tenure at GSK, Stout served in various executive roles at SmithKline Beecham and Schering-Plough Corporation. Stout currently serves on the board of directors for Airgas Incorporated, NanoBio Pharmaceuticals and Allos Therapeutics.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete global product supply chain management. With more than 85,000 employees and facilities in 22 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Vice President, Investor Relations

Jabil Circuit, Inc.

(727) 803-3349

investor_relations@jabil.com